Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of October 13, 2015 by and between Checkpoint Therapeutics, Inc. (the “Company”) and James F. Oliviero III (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

Recitals

WHEREAS the Company desires to employ Executive and Executive desires to accept such employment, on the terms and conditions set forth in this Agreement; and

WHEREAS, in his position, Executive will have access to confidential information concerning the Company’s business, its customers and employees; and

WHEREAS, the Company wishes to protect itself from unauthorized use of this information and to protect its investment in its employees, customer relationships and confidential information.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Agreement

1.          Employment.

1.1           Title. Effective as of the Effective Date, Executive is employed by the Company in the position of President and Chief Executive Officer (“CEO”), subject to the terms and conditions set forth in this Agreement.

1.2           Term. The term of this Agreement will begin on October 13, 2015 (the “Effective Date”), and will continue until it is terminated pursuant to Section 4 herein (the “Term”).

1.3           Duties. Executive shall do and perform all services, acts or things necessary or advisable to conduct the business of the Company and that are normally associated with the position of President and CEO. In his capacity as President and CEO, Executive shall report to the Company’s Executive Chairman. Throughout this Agreement, references to the Company’s Executive Chairman will mean the Company’s Board of Directors (the “Board”) in the event that there is no Executive Chairman at the time.

1.4           Board Service. The Company will use its best efforts to cause Executive to be appointed as a member of the Board and will include Executive in the management slate for election as a director at every stockholders meeting during the Term at which Executive’s term as a director would otherwise expire. During the Term, Executive will serve as a director if elected. Immediately upon the termination of Executive’s employment with the Company for any reason, unless otherwise agreed to in writing between Executive and the Company, Executive will be deemed to have resigned from all positions as an officer and director of the Company and any of its affiliates. In furtherance of the preceding sentence, Executive will execute and return to the Company all letters and documents that the Company may reasonably require in order to evidence such resignation(s), but Executive’s failure to execute and return such documents will not have the effect of delaying or in any way invalidating the resignation(s) provided for by the preceding sentence.

1.5           Policies and Practices. Executive will abide by the policies and practices established by the Company and/or the Board (or any designated committee thereof). In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.

2.          Loyalty; Noncompetition; Nonsolicitation.

2.1           Loyalty. During Executive’s employment by the Company, Executive shall devote substantially all of his business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement. Notwithstanding the above, Executive may, on his own time, at his own expense and so as to not interfere with his duties and responsibilities at the Company: (i) participate in civic, educational, charitable or fraternal organizations; (ii) manage his personal investments; and (iii) with prior approval of the Executive Chairman, serve as a consultant to, or on the board of directors of, other companies that do not compete with the Company.

2.2           Agreements Protecting Confidential and Proprietary Information. In connection with and as a material condition of the Company’s decision to offer Executive employment, Executive understands, acknowledges and agrees to promptly execute and be bound by certain restrictive covenants during and after his employment with the Company, as contained in the Company’s Proprietary Information and Inventions Agreement (“PIIA”); provided, however, that the provisions of Section 4 of the PIIA are superseded by Section 2.3 of this Agreement. A copy of the PIIA is attached to this Agreement as Exhibit A.

2.3           Non-Competition and Non-Solicitation.

2.3.1           Purpose. Executive understands and agrees that the purpose of this Section 2.3 is solely to protect the Company’s legitimate business interests, including, but not limited to its confidential and proprietary information, customer relationships and goodwill, and the Company’s competitive advantage, and is not intended to impair, nor will it impair, Executive’s ability or right to work or earn a living. Therefore, Executive agrees to be subject to restrictive covenants under the following terms.

2.3.2           Definitions. As used in this Agreement, the following terms have the meanings given to such terms below.

(i)          “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

(ii)         “Business” means the business(es) in which the Company and any other entity that is directly or indirectly controlled by the Company are or were engaged at the time of, or during the 12 month period prior to, the termination of Executive’s employment with the Company for any reason.

(iii)        “Customer” means any person or entity who is or was a customer or client of the Company or its Affiliates at the time of, or during the 12 month period prior to, the termination of Executive’s employment with the Company for any reason.

(iv)        “Company Employee” means any person who is or was an employee of the Company or its Affiliates at the time of, or during the twelve (12) month period prior to, the termination of Executive’s employment with the Company for any reason.

(v)         “Restricted Period” means the period commencing on the date of termination of Executive’s employment with the Company for any reason and ending twelve (12) months after such date.

(vi)        “Territory” means the United States of America, it being understood that the Company’s business is nationwide in scope and a nationwide restriction is reasonable and necessary to protect the Company’s interests.

2.3.3           Non-Participation with the Company’s Competitors. During his employment with the Company and during the Restricted Period, Executive will not, on his own behalf or on behalf of any other person, without the prior written consent of the Company, engage in any business competitive with or adverse to that of the Company. In addition, during his employment with the Company and during the Restricted Period, Executive will not acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any other entity that is directly or indirectly controlled by the Company. Ownership by Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than five percent (5%) of any class of securities of a corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934 shall not constitute a breach of this Section 2.3.3.

2.3.4           Non-Competition. During his employment with the Company and during the Restricted Period, Executive will not, directly or indirectly, (i) engage in the Business in the Territory (other than on behalf of the Company and/or its Affiliates), or (ii) hold a position based in or with responsibility for all or part of the Territory, with any person or entity (other than the Company and/or its Affiliates) engaging in the Business, whether as an employee, consultant, or otherwise, in which Executive will have duties, or will perform or be expected to perform services for such person or entity, that is or are the same as or substantially similar to the position held by Executive or those duties or services actually performed by Executive for the Company within the twelve (12) month period immediately preceding the termination of Executive’s employment with the Company, or in which Executive will use or disclose any confidential or proprietary information of the Company for the purpose of providing, or attempting to provide, such person or entity with a competitive advantage with respect to the Business.

2.3.5           Non-Solicitation. During his employment with the Company and during the Restricted Period, Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any other party (except on behalf of the Company and/or its Affiliates):

(i)	Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert, or encourage any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by the Company;

(ii)	Accept as a customer any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by the Company;

(iii)	Induce, encourage, or attempt to induce or encourage any Customer to reduce, limit, or cancel its business with the Company; or

(iv)	Solicit, induce, or attempt to solicit or induce any Company Employee to terminate his or her employment with the Company.

2.3.6           Reasonableness of Restrictions. Executive acknowledges and agrees that (i) his services to the Company under this Agreement are unique and extraordinary; (ii) the restrictive covenants in this Agreement are essential elements of Executive’s employment by the Company and are reasonable given Executive’s access to the Company’s confidential information and the substantial knowledge and goodwill Executive will acquire with respect to the business of the Company as a result of his employment with the Company, and the unique and extraordinary services to be provided by Executive to the Company; (iii) the restrictive covenants contained in this Agreement are reasonable in time, territory, and scope, and in all other respects; and (iv) enforcement of the restrictions contained herein will not deprive the Executive of the ability to earn a reasonable living.

2.3.7           Judicial Modification. Should any part or provision of this Section 2.3 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement. The parties further agree that if any portion of this Section 2.3 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be replaced by terms that are valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.

2.3.8           Enforcement. Executive acknowledges and agrees that the Company may suffer irreparable harm in the event that Executive breaches any of Executive’s obligations under this Section 2.3 and that monetary damages would be inadequate to compensate the Company for such breach. Accordingly, Executive agrees that, in the event of a breach by Executive of any of Executive’s obligations under this Section 2.3, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach. Executive agrees to waive any requirement for the securing or posting of any bond in connection with such remedies. The Company will be entitled to recover its reasonable costs incurred in connection with enforcing this Section 2.3, including reasonable attorneys’ fees and expenses.

3.          Compensation of Executive.

3.1           Base Salary. The Company shall pay Executive a base salary at the annualized rate of Three Hundred Ninety-Five Thousand Dollars ($395,000.00) (the “Base Salary”), less all applicable taxes, deductions and withholdings, to be paid in equal installments in accord with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year and may be changed in the discretion of the Board. The Board shall review Executive’s Base Salary annually and, in its discretion, may increase Executive’s Base Salary from year to year. Such adjusted salary then shall become Executive’s Base Salary for purposes of this Agreement. The Base Salary may only be decreased in connection with a Company-wide decrease in executive compensation; provided, however that Executive shall not be subject to any greater percentage reduction than any other Company executive.

3.2           Annual Bonus. Following each calendar year while employed hereunder, Executive will be eligible to receive a performance-based cash bonus (the “Annual Bonus”) as described below.

3.2.1           The target amount of the Annual Bonus will be fifty percent (50%) of the Base Salary. The amount of the Annual Bonus to be paid will be based on Executive’s attainment of certain financial, clinical development, and/or business milestones (the “Goals and Objectives”) to be established annually no later than March 1 of each year by agreement between Executive and the Company’s Executive Chairman. The achievement of reach goals as determined by the Executive Chairman will result in a maximum Annual Bonus of up to seventy-five percent (75%) of Executive’s Base Salary.

3.2.2           Executive shall prepare an initial proposal of Goals and Objectives for each calendar year. If no Goals and Objectives are established by March 1 of a given year as a result of (i) Executive’s failure to propose Goals and Objections in a timely manner, or (ii) the Executive’s and Executive Chairman’s inability to agree on Goals and Objectives (provided that the Executive Chairman acts in good faith and in a reasonable manner) the Board shall determine and provide Executive with the Goals and Objectives for such given year in good faith.

3.2.3           For calendar year 2015 only, the requirement that Goals and Objectives be established by March 1 will not apply, and Executive will be eligible to earn a pro-rated Annual Bonus.

3.2.4           The determination of whether Executive has met the Goals and Objectives, and if so, the bonus amount (if any) that will be paid, will be determined by the Board in its sole discretion. Executive must remain employed by the Company through and including the last day of the applicable calendar year in order to be eligible to earn or receive any Annual Bonus for that year. The Annual Bonus for any given calendar year will be paid in cash as a single lump-sum payment no later than two and one half months after the end of the year to which the Annual Bonus relates.

3.3           Capital Raise Bonus. The Company will pay Executive a one-time cash bonus of One Hundred Thousand Dollars ($100,000) upon the completion of the first public offering of the Company’s stock resulting in gross proceeds to the Company of at least $20,000,000 (but expressly excluding for this purpose the offering contemplated as of the date of this Agreement to be led by National Securities Corp.). Executive must be employed by the Company at the time of the completion of such an offering in order to receive the bonus described in this Section 3.3.

3.4           Equity. Executive will be entitled to receive equity grants from the Company as described in this Section 3.4. All equity grants will be subject to the entry of a Restricted Stock Issuance Agreement or similar equity grant agreement between the Company and Executive, and in the event of any irreconcilable difference between this Agreement and the equity grant agreement with respect to such equity awards, this Agreement will control.

3.4.1           Effective upon the Effective Date, Executive will be granted 1,000,000 restricted shares of the Company’s common stock, subject to a repurchase right in favor of the Company that lapses as such shares vest as described below (the “Initial Shares”).

3.4.2           Provided that Executive remains employed by the Company at the time of the final closing of the first equity financing resulting in gross proceeds to the Company of at least $10,000,000, Executive will be granted additional restricted shares of the Company’s common stock (the “Additional Shares”) as described herein. If, following such first equity financing, Executive’s Initial Shares are not greater than or equal to five percent (5%) of the Company’s fully-diluted capitalization (which shall include common stock issuable upon conversion, exchange or exercise of any derivative security, including without limitation, options, warrants, convertible equity or debt or restricted equity, as well as any shares and/or convertible securities the Company is obligated to issue based on such first equity financing), then Additional Shares will be awarded such that the sum of the Additional Shares plus the Initial Shares will equal five percent (5%) of the Company’s fully-diluted capitalization (including the Additional Shares) taking into account the effects of such financing. Notwithstanding the foregoing, if such first equity financing is in excess of $30,000,000, the adjustment described herein shall be calculated as if the financing was for $30,000,000. The Additional Shares will be subject to a repurchase right in favor of the Company that lapses as the Additional Shares vest as described below. The Initial Shares and the Additional Shares are collectively referred to here as the “Shares”.

3.4.3           One-third of the Shares will vest over time in four equal annual installments beginning on the Effective Date. One-third of the Shares will vest in three equal parts based on the Company’s achievement of fully-diluted Market Capitalization of $250,000,000, $500,000,000, and $750,000,000 respectively. For purposes of this Agreement, “Market Capitalization” shall be determined by multiplying the total shares of the Company’s common stock that are outstanding (including common stock issuable upon conversion, exchange or exercise of any derivative security, including without limitation, options, warrants, convertible equity or debt or restricted equity) by the last reported closing price of the Company’s common stock on a nationally recognized exchange or in the over-the-counter market. The final third will vest in two equal installments as follows: (i) one installment will vest upon the earlier of (A) the Company’s first Corporate Development Transaction (as defined below) or (B) the first FDA approval of a Company product or medical device, and (ii) the second installment will vest upon the earlier of (A) the Company’s second Corporate Development Transaction (as defined below) or (B) a second FDA approval of a Company product or medical device. As used herein, “Corporate Development Transaction” means the Company’s license or acquisition of a technology, product, product candidate, medical device or company (provided that such license or acquisition occurs primarily through Executive’s efforts or the efforts of the Company, rather than through the efforts of Fortress Biotech or Opus Point Partners, or is first identified and brought to the Company’s attention by Executive). The Company’s Board will have the exclusive discretion to determine whether a transaction qualifies as a Corporate Development Transaction, and the Board will not fail to approve a transaction recommended by the Executive Chairman as a Corporate Development Transaction without reasonable justification. For avoidance of doubt, the parties intend that the Additional Shares will vest on the same schedule as the Initial Shares, as though the Additional Shares had been granted on the same date as the Initial Shares, with the result that Additional Shares subject to time vesting may be vested upon grant.

3.4.4           The Shares will also vest in full upon the occurrence of a “Qualifying Change in Control” meaning a Change in Control (as defined below) in which the Company is valued in excess of $500,000,000 (on a fully-diluted basis).

3.4.5           During the Term, Executive may be eligible for additional equity grants, as determined by the Board from time to time. Nothing herein requires the Board to make additional equity grants in any year.

3.5           Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses incurred by Executive in connection with the performance of his duties hereunder, subject to the Company’s reimbursement policies in effect from time to time.

3.6           Benefits. Executive shall, in accordance with Company policy and the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to the Company’s senior management employees. If at any time during the Term the Company fails to offer medical or dental insurance coverage for Executive and the eligible members of his immediate family, the Company will reimburse Executive for one hundred percent (100%) of the cost of Consolidated Omnibus Budget Reconciliation Act (“COBRA”) coverage to maintain such medical or dental coverage, to the extent available, provided, however, that should the Company reasonably determine that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company will have the right to modify this benefit in order to comply with applicable law in a manner that best preserves the economic intent of this provision.

3.7           Holidays and Vacation. Executive shall be eligible to accrue up to four (4) weeks of paid vacation per year and will receive paid Company holidays in accordance with Company policy. Unless otherwise required by law or in accordance with Company policy, accrued but unused vacation time is not carried forward from one year to the next, and is not paid out upon termination of employment for any reason. All available time off must be used in accordance with the Company’s policies and procedures. To the extent Executive would be entitled to a greater number of vacation days or personal days under any other Company policy, such other policy shall govern.

3.8           Withholdings. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as the Company determines are required to be withheld pursuant to any applicable law along with any other amount properly requested by Executive.

4.          Termination.

4.1           Termination by the Company. Executive’s employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:

4.1.1           Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement for “Cause” (as defined below) by delivery of written notice to Executive in accordance with the procedures set forth in Section 4.6.1 below. Any notice of termination given pursuant to this Section 4.1.1 shall effect termination as of the date of the notice or as of such other date as specified in the notice, subject to Section 4.6.1 and 4.6.2.

4.1.2           Termination by the Company without Cause. The Company may terminate Executive’s employment under this Agreement without Cause at any time and for any reason or for no reason. Such termination shall be effective on the date Executive is so informed or as otherwise specified by the Company.

4.2           Termination by Resignation of Executive. Executive’s employment with the Company is at will and may be terminated by Executive at any time and for any reason or for no reason, including via a resignation for Good Reason in accordance with the procedures set forth in Section 4.6.2 below.

4.3           Termination for Death or Disability. Executive’s employment with the Company shall terminate effective upon the date of Executive’s death or Disability (as defined below).

4.4           Termination by Mutual Agreement of the Parties. Executive’s employment with the Company may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

4.5           Compensation Upon Termination.

4.5.1           Generally. When this Agreement is terminated for any reason, Executive, or his estate, as the case may be, will be entitled to receive the compensation and benefits earned through the effective date of termination, including, but not limited to, as applicable, any Base Salary earned by Executive, expense reimbursement amounts owed to Executive, all unpaid amounts of the Annual Bonus for the prior year, if any, Executive earned prior to the termination date by meeting the conditions set forth in Section 3.2, and any benefits required to be paid or provided or which Executive is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company, less legally-required deductions and withholdings.

4.5.2           Termination Without Cause or Resignation For Good Reason Not In Connection with a Change in Control. If Executive’s employment under this Agreement is terminated by the Company without Cause or Executive resigns for Good Reason, at any time other than at the time of, or within eighteen (18) months following a Change in Control, then, in addition to the amounts described in Section 4.5.1, and conditioned upon Executive (or his estate, if applicable) executing and not revoking a release of claims in the form attached as Exhibit B (the “Release”) within the time periods specified therein, the Company will provide the following separation benefits: (i) the Company will continue Executive’s Base Salary (at the rate in effect as of the termination) for a period of twelve (12) months, beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company and with the first such payment comprising all salary accruing from the termination date through the date of payment, (ii) partial accelerated vesting, effective as of the termination date, of all unvested equity awards with respect to the same number of shares that would have vested if Executive had continued in employment for one year after the termination date and to the extent any vested equity awards are stock options, Executive will have twelve (12) months from the date of termination in which to exercise such options (but not beyond the expiration date of the options), (iii) any unvested portion of the Shares subject to Market Capitalization or FDA approval vesting as described in Section 3.4.3 shall remain outstanding for a period of six (6) months following the termination date and to the extent that such milestones are achieved during such six-month period, the respective Shares shall vest and become non-forfeitable, and (iv) if Executive (or his estate, if applicable) elects to continue his health insurance coverage under COBRA following the termination, then the Company shall pay the monthly premiums for such coverage until the earliest of (A) the date that is twelve (12) months following termination, (B) the expiration of such continuation coverage under COBRA, and (C) the date when Executive obtains substantially equivalent health insurance coverage in connection with new employment or self-employment, provided, however, that should the Company reasonably determine that continued payment of the COBRA premiums hereunder is or may be discriminatory under Section 105(h) of the Code or would otherwise cause adverse tax consequences to the Company or any employee thereof, such COBRA premium payments will be treated as taxable compensation income to Executive, subject to all applicable withholdings. Executive acknowledges that his exercise of a stock option more than three (3) months after his employment ends (including during the extended post-employment exercise period described in this Section 4.5.2) will disqualify the option from being treated as an incentive stock option under Section 422 of the Code, as amended, and will result in the option being deemed a nonqualified stock option except in certain limited circumstances in connection with Executive’s death or Disability.

4.5.3           Termination Without Cause or Resignation For Good Reason In Connection with a Change in Control. If the Company terminates Executive’s employment without Cause, or if Executive resigns for Good Reason, upon the occurrence of, or within the eighteen (18) months following, the effective date of a Change in Control, then, in addition to the amounts described in Section 4.5.1, and conditioned upon Executive (or his estate, if applicable) executing and not revoking the Release within the time periods specified therein, the Company will provide the following separation benefits: (i) a single lump sum payment equal to the sum of (A) one hundred fifty percent (150%) of Executive’s annual Base Salary as of the date of the termination (or, if higher, Executive’s Base Salary immediately preceding the Change in Control), plus (B) one hundred fifty percent (150%) of the actual amount (if any) of the Annual Bonus paid or payable to Executive for the year immediately preceding the year in which the termination occurs, payable on the sixtieth day following the effective date of the termination, (ii) if Executive (or his estate, if applicable) elects to continue his health insurance coverage under COBRA following the termination, then the Company shall pay the monthly premiums for such coverage until the earliest of (A) the date that is twelve (12) months following termination, (B) the expiration of such continuation coverage under COBRA, and (C) the date when Executive obtains substantially equivalent health insurance coverage in connection with new employment or self-employment, provided, however, that should the Company reasonably determine that continued payment of the COBRA premiums hereunder is or may be discriminatory under Section 105(h) of the Code or would otherwise cause adverse tax consequences to the Company or any employee thereof, such COBRA premium payments will be treated as taxable compensation income to Executive, subject to all applicable withholdings; and (iii) accelerated vesting of all unvested equity awards such that, on the effective date of the Release, the Executive shall be vested in one hundred percent (100%) of all such equity awards, and to the extent any such equity awards are stock options, Executive will have twelve (12) months from the date of termination in which to exercise such options (but not beyond the expiration date of the options). Executive acknowledges that his exercise of a stock option more than three (3) months after his employment ends (including during the extended post-employment exercise period described in this Section 4.5.3) will disqualify the option from being treated as an incentive stock option under Section 422 of the Code, and will result in the option being deemed a nonqualified stock option except in certain limited circumstances in connection with Executive’s death or Disability.

4.5.4           Termination by Reason of Death or Disability. In the event that Executive’s employment with the Company terminates as a result of his death or Disability (as defined below), in addition to the amounts described in Section 4.5.1, and conditioned upon Executive (or his estate, if applicable) executing and not revoking the Release within the time periods specified therein, the Company will provide Executive (or his estate, if applicable) the following separation benefits: (i) continued payment of Executive’s Base Salary (at the rate in effect as of the termination) for a period of four (4) months, beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company and with the first such payment comprising all salary accruing from the termination date through the date of payment; (ii) partial accelerated vesting, effective as of the termination date, of all unvested equity awards with respect to the same number of shares that would have vested if Executive had continued in employment for one year after the termination date and to the extent any vested equity awards are stock options, Executive will have twelve (12) months from the date of termination in which to exercise such options (but not beyond the expiration date of the options); and (iii) any unvested portion of the Shares subject to Market Capitalization or FDA approval vesting as described in Section 3.4.3 shall remain outstanding for a period of four (4) months following the termination date and to the extent that such milestones are achieved during such four-month period, the respective Shares shall vest and become non-forfeitable. For purposes of this Agreement, “Disability” shall mean that Executive has been unable to perform his duties hereunder as the result of physical or mental incapacity lasting at least ninety (90) days during any consecutive twelve-month period, as determined by the Board in consultation with a physician chosen by the Company and acceptable to Executive or to Executive’s legal representative (with such agreement on acceptability not to be unreasonably withheld). For purposes of making a determination as to whether a Disability exists, at the Board’s request Executive agrees to make himself available and to cooperate in a reasonable examination by the independent physician retained by the Board and to authorize the disclosure and release to the Board of all medical records related to such examination.

4.6           Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1           Cause. As used herein, “Cause” means: (i) Executive’s fraud, embezzlement or misappropriation with respect to the Company which is, or is likely to be, injurious to the Company, its financial condition, or its reputation, (ii) Executive’s material breach of this Agreement, (iii) Executive’s material breach of the PIIA, (iv) Executive’s material breach of fiduciary duties to the Company, (v) Executive’s willful and continual failure or refusal to perform his material duties under this Agreement or continual failure to follow any specific lawful instructions of the Board (other than a failure resulting from Disability), (vi) Executive’s conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude, or (vii) Executive’s willful or negligent misconduct that has a material adverse effect on the property, business, or reputation of the Company. Prior to terminating Executive’s employment for Cause pursuant to clauses (ii), (iii), (v) or (vii), Executive shall have thirty (30) days after Executive’s receipt of written notice thereof from the Company to cure any such failure, action or breach, to the extent subject to being cured.

4.6.2           Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Executive’s express written consent: (i) a material reduction of Executive’s Base Salary (except in connection with a Company-wide decrease in executive compensation in accordance with Section 3.1 of this Agreement), (ii) a material diminution of Executive’s title, position, authority, duties, or responsibilities, (iii) a material change in the geographic location at which the Executive must perform services (which, for purposes of this Agreement, means a relocation of the Executive’s principal workplace to a location that is more than twenty-five miles from Manhattan, New York City), or (iv) the Company’s material breach of this Agreement through any action or inaction. In order for Executive to resign for Good Reason, Executive must provide written notice to the Company of the existence of the Good Reason condition within ninety (90) days of the date on which Executive discovers the existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition and not be required to provide for the benefits described in Section 4.5.2 or 4.5.3 as applicable as a result of such proposed resignation. If the Good Reason condition is not remedied within such thirty (30) day period, Executive may resign based on the Good Reason condition specified in the notice effective immediately upon the expiration of the thirty (30) day cure period.

4.6.3           Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events (excluding in any case transactions in which the Company or its successors issues securities to investors primarily for bona fide capital raising purposes):

(i)          the acquisition by any person or entity, or more than one person or entity acting as a group, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities other than by virtue of a merger, consolidation or other similar transaction;

(ii)         a merger, consolidation or similar transaction following which the stockholders of the Company immediately prior thereto do not own at least fifty percent (50%) of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction;

(iii)        the sale, lease, exclusive license or other disposition (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of the business and/or assets of the Company; or

(iv)        individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

4.7           Survival of Certain Sections. Sections 2, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 17, and 18 of this Agreement will survive the termination of this Agreement.

4.8           Parachute Payment. If any payment or benefit the Executive would receive pursuant to this Agreement, either alone or together with other payments and benefits provided to him by the Company (the “Total Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount than if Executive received all of the Total Payments, in each case measured on an after-tax basis (taking into account federal, state, and local income taxes, and, if applicable, the Excise Tax). The determination of any reduction in the Total Payments will be made at the Company’s expense by the Company’s independent public accountants or a law or consulting firm selected by the Company, applying reasonable, good faith interpretations regarding the applicability of Section 280G and Section 4999, along with any other applicable portions of the Code or other tax laws. If a reduction in the Total Payment is necessary, such reduction shall occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards other than stock options; (iii) cancellation of accelerated vesting of stock options; and (iv) reduction of other benefits paid to Executive. Within any such category of payments and benefits (that is, (i), (ii), (iii) or (iv)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A (as defined in Section 4.9 below) and then with respect to amounts that are. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

4.9           Section 409A Compliance. The Parties intend that all provisions of this Agreement and the payments made pursuant thereto will comply with, or be exempt from, the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and all provisions of this Agreement will be construed, to the maximum extent possible, in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Section 4 that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. The parties intend that each installment of the separation benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, the parties intend that payments of any separation benefits hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). Executive and the Company agree to use their best efforts to amend the terms of this Agreement from time to time as may be necessary to avoid the imposition of penalties or additional taxes under Section 409A; provided, however, any such amendment will provide Executive substantially equivalent economic payments and benefits as set forth herein and will not in the aggregate, materially increase the cost to, or liability of, the Company hereunder. However, if the Company determines that any separation benefits hereunder constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of any separation benefits hereunder will be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s separation from service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) will (A) pay to Executive a lump sum amount equal to the sum of any separation benefits hereunder that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of any separation benefits hereunder had not been so delayed pursuant to this Section, and (B) commence paying the balance of the separation benefits in accordance with the applicable payment schedules set forth in this Agreement.

5.          Assignment and Binding Effect.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

6.          Notices.

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Checkpoint Therapeutics, Inc.
3 Columbus Circle
New York, New York 10019
Attn: Chairman of the Board

If to Executive:

James F. Oliviero III

415 Washington Street

New York, NY 10013

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this Section.

7.          Choice of Law.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without regard to its conflict of laws principles.

8.          Integration.

This Agreement, including all documents referenced herein, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

9.          Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

10.         Waiver.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11.         Severability.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.

12.         Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.         Arbitration.

13.1         In the event that a dispute arises between the parties regarding the formation, interpretation, enforceability, performance and/or the terms and conditions of this Agreement and/or if there arises any other claim or legal dispute between the parties with respect to Executive’s employment or the termination thereof (including but not limited to claims based in tort or those which are statutory in nature and claims relating to discrimination of any kind) (each a “Dispute”), the complaining party shall submit the Dispute in writing to the other party for resolution.

13.2         If the Dispute is not resolved between the parties within thirty (30) days of the date the Dispute is submitted in writing to the other party, and if the complaining party wishes to pursue the Dispute, then the Dispute will be resolved by final and binding arbitration conducted in accordance with the procedures set forth herein. To initiate arbitration proceedings, the complaining party must make a demand for arbitration (the “Demand for Arbitration”) pursuant to the Employment Arbitration Rules of the American Arbitration Association in effect at the time of the Dispute (the “AAA Rules”).

13.3         Any arbitration commenced pursuant to this Section 13 will be conducted before a single arbitrator chosen in accordance with the AAA Rules, and all arbitration proceedings will occur in New York, New York, unless otherwise agreed by the parties.

13.4         The parties shall share all costs, filing fees, and administrative fees for the arbitration equally as they come due; the parties shall be responsible for their own attorneys’ fees, witness fees, and travel costs, provided, however, that in the event a Dispute arises following a Change in Control, then the arbitrator may, in his discretion, order the Company or the successor corporation to the Company to pay Executive’s reasonable attorney’s fees, legal fees, filing fees, administrative fees for the arbitration, in connection with Executive’s efforts, if successful, to obtain or enforce any payment or benefit provided by this Agreement in connection with a termination following a Change in Control.

13.5         The arbitrator shall have the authority to rule on any and all issues properly presented in the Demand for Arbitration and/or pursuant to the AAA Rules and may award any and all relief provided under applicable law. The arbitrator’s award may be enforced, vacated, modified or corrected as set forth in the Federal Arbitration Act, 9 U.S.C. § 1 et seq. This Section 13 shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., as amended, and the applicable rules of the American Arbitration Association.

13.6         The parties expressly understand that by agreeing to this arbitration provision, they are agreeing to waive any rights to a civil action and/or jury trial regarding any Disputes between them.

13.7         Notwithstanding anything herein to the contrary, if either party seeks preliminary injunctive relief to protect its rights pursuant to this Agreement, then such party will have the power, without waiving this arbitration agreement, to invoke the jurisdiction of any court having jurisdiction for the exclusive purpose of obtaining such preliminary injunctive relief, and for such purposes each party hereby consents to the jurisdiction of, and laying of venue in, the state and federal courts sitting in New York, New York.

14.         Representations and Warranties.

14.1         Obligations to Prior Employers. Executive represents and warrants to the Company that Executive is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could impair Executive’s ability to perform the duties and obligations required of Executive hereunder. Executive further represents and warrants to the Company that he has not violated any confidentiality agreement or other similar obligation that he has to any former employer and that he has not disclosed any confidential or trade secret information belonging to any former employer to the Company or its agents. Executive agrees that he will not use confidential information and/or trade secrets belonging to any former employer in his employment with the Company or otherwise as a resource for building the business of the Company and will structure his and the Company’s work environment and practices in such a way to ensure that any such information will not be used or disclosed during the course of his relationship with the Company.

14.2         Litigation Support. Both during and after Executive’s employment with the Company, if the Company is evaluating, pursuing, contesting or defending any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation, in each case whether initiated by or against the Company (collectively, a “Proceeding”), other than a Proceeding initiated by or against Executive, Executive will reasonably cooperate with the Company and its counsel in the evaluation, pursuit, contest or defense of the Proceeding and provide such testimony and access to books and records as may be necessary in connection therewith. Any such cooperation shall be done at times mutually convenient for Executive and the Company, and the Company will ensure that any such cooperation does not interfere with any duties or obligations that Executive may have to a third party, including any future employer. The Company will reimburse Executive for Executive’s reasonable out-of-pocket expenses (including reasonable attorney’s fees) related to such cooperation.

14.3         Future Employment. In the event of Executive’s separation from the Company, regardless of the reason or cause of that separation, Executive agrees that for a period of twelve (12) months from the date his employment terminates, he will provide the Company with no fewer than three (3) business days’ notice of his intent to accept employment with or for an organization other than Company for the express purpose of allowing the Company to determine if such proposed employment interferes with any of Executive’s surviving obligations under this Agreement. The notice of intent to accept employment will identify the new employer, list Executive’s anticipated title and describe his anticipated duties.

15.         Indemnification.

The Company shall defend and indemnify Executive in his capacity as President and Chief Executive Officer of the Company, and as a member of the Company’s Board, to the fullest extent permitted under the Delaware General Corporate Law.

16.         Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Signatures to this Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

17.         Jurisdiction; Venue.

The Parties agree that, subject to the Parties’ obligation to arbitrate disputes pursuant to Section 13 above, any litigation arising out of or related to this Agreement or Executive’s employment by the Company shall be brought exclusively in any state or federal court in New York, New York. Each Party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) except as otherwise provided in this Agreement, agrees not to bring any proceeding arising out of or relating to this Agreement or Executive’s employment by the Company in any other court.

18.         Advertising Waiver.

Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, or the machinery and equipment used in the provision thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

[Remainder of Page Intentionally Left Blank. Signature Page Immediately Follows]

In Witness Whereof, the Parties have executed this Agreement as of the date first above written.

Checkpoint Therapeutics, Inc.

/s/ Michael S. Weiss	10/13/2015
Date

Name:	Michael S. Weiss

Position:	Executive Chairman

Executive:

/s/ James F. Oliviero III	10/13/2015
James F. Oliviero III	Date

EXHIBIT A

Form of Proprietary Information and Inventions Agreement

EXHIBIT B

RELEASE OF CLAIMS

THIS RELEASE OF CLAIMS (this “Release”) is made by James F. Oliviero III (“Executive”) as of the date it is signed by Executive, as indicated on the signature page hereof.

Executive acknowledges that he previously executed an Executive Employment Agreement (the “Agreement”) that included, among other items, a promise of separation benefits from Checkpoint Therapeutics, Inc., Inc. (the “Company”) in certain situations, contingent upon Executive’s execution of a release of claims. Pursuant to the terms of the Agreement and Company’s promise to provide separation benefits, Executive executes this Release.

Executive, on his own behalf and on behalf of his heirs, personal representatives, successors and assigns, hereby releases and forever discharges the Company and each of its Affiliates and each and every one of their respective present and former shareholders, directors, officers, members, employees, agents, insurers, predecessors, successors and assigns (the “Released Parties”), of and from any and all claims, demands, actions, causes of action, damages, costs and expenses which Executive now has or may have by reason of anything occurring, done or omitted to be done as of or prior to date he signs this Release arising out of or related to Executive’s employment with the Company, including but not limited to: (i) any and all claims related to Executive’s employment with Company and the termination of same; (ii) any and all claims for additional compensation or benefits other than the compensation and benefits set forth in the Agreement, including but not limited to wages, commissions, deferred compensation, bonuses, or other benefits of any kind; (iii) any and all claims relating to employment practices or policies of Company or its Affiliates; (iv) any common law claims arising out of or related to Executive’s employment by the Company, including but not limited to wrongful discharge, breach of contract, negligent or intentional infliction of emotional distress, or negligent supervision or retention; and (v) any and all claims arising out of or related to Executive’s employment by the Company arising under any state or federal legislation, including, but not limited to, claims under the Employee Retirement Income Security Act, the Family Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as amended, the Older Workers Benefit Protection Act, the New York Human Rights Law, N.Y. Exec. Law § 290 et seq., the New York City Human Rights Law, N.Y.C. Admin. Code § 8-101 et seq., N.Y. Civ. Rights Law § 40-c et seq. (New York anti-discrimination law), N.Y. Lab. Law § 190 (New York wage payment law), N.Y. Lab. Law § 740 (New York whistleblower protection law), and any other federal, state or local law or regulation prohibiting employment discrimination or otherwise governing the employment relationship between Executive and Company (the “Released Claims”), except that notwithstanding anything contained in this Release, Executive understands that he is not releasing (i) any claim for indemnification or advancement by the Company, whether pursuant to law, the Company’s bylaws, or under any directors and officers insurance policy maintained by the Company; (ii) any claims which cannot by law be released; or (iii) claims arising out of or related to his ownership of any equity interest in the Company.

Executive further covenants and agrees that he will not sue or make any claim against any of the Released Parties on any ground arising out of or related to any of the Released Claims. Executive acknowledges and agrees that this covenant does not preclude him from filing a charge or complaint with, or cooperating in an investigation by, any government agency (including but not limited to the U.S. Equal Employment Opportunity Commission), to the extent permitted by law, but Executive expressly releases, waives, and disclaims any right to monetary damages, attorneys’ fees and/or costs related to or arising from any charge, complaint or lawsuit filed by Executive or on his behalf, individually or collectively, involving the Released Parties.

In making this Release, Executive further represents and acknowledges that:

(b)          He is voluntarily entering into and signing this Release;

(c)          The claims waived, released and discharged in the above Release include any and all claims Executive has or may have arising out of or related to his employment with the Company and the termination of that employment, including any and all claims under the Age Discrimination in Employment Act;

(d)          Those claims waived, released and discharged in this Release do not include, and Executive is not waiving, releasing or discharging, any claims that may arise after the date he signs this Release;

(e)          The payments and benefits conditioned upon Executive’s execution of this Release constitute consideration that Executive was not entitled to receive before the effective date of this Release absent the execution of this Release;

(f)          Executive was given twenty-one (21) days within which to consider this Release;

(g)          The Company has advised Executive of his right to consult with an attorney regarding this Release before executing the Release and encouraged him to exercise that right;

(h)          Executive may revoke this Release at any time within seven (7) days after the date he signs this Release, and this document will not become effective or enforceable until the eighth (8th) day after the date he signs this Release (on which day this Release will automatically become effective and enforceable unless previously revoked within that seven (7) day period); and

(i)          EXECUTIVE HAS CAREFULLY READ THIS DOCUMENT, AND FULLY UNDERSTANDS EACH AND EVERY TERM.

I hereby execute this Release on the day of , _______.

James F. Oliviero III